Exhibit 10.1
January 5, 2026

Bandera Partners LLC
138 Atlantic Avenue
Brooklyn, New York 11201
Attention: Jefferson Gramm

Dear Mr. Gramm:

This letter agreement (this “Agreement”) effective as of December 19, 2025 (the “Effective Date”), constitutes the agreement between The Joint Corp. (the “Company”) on the one hand, and Bandera Partners LLC and Jefferson Gramm on the other hand (Bandera Partners LLC and its affiliates together with Jefferson Gramm collectively referred to herein as, “Bandera”), with respect to the matters set forth below.

1.Board Matters. The Company irrevocably agrees to (A) nominate Jefferson Gramm (the “Bandera Director”) for election to the Board of Directors of the Company (the “Board”) at the Company’s 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”) and (B) recommend that the Company’s stockholders vote in favor of the election of the Bandera Director at the 2026 Annual Meeting in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in connection with the 2026 Annual Meeting.

2.No Purchases. Until the Termination Date (as defined below), Bandera agrees not to purchase or otherwise acquire beneficial ownership of securities of the Company in excess of the 3,937,296 shares of common stock of the Company beneficially owned by Bandera as of the date hereof; provided, however, it is understood and agreed that any securities acquired pursuant to or underlying any award or grant from the Company with respect to the Bandera Director’s service as a director of the Company shall be excluded from such restriction.

3.Termination. Unless otherwise mutually agreed to in writing by each of Bandera and the Company, this Agreement shall remain in effect until the date that is the earlier to occur of (i) thirty (30) days prior to the deadline for delivery of notice under the Fourth Amended and Restated Bylaws of the Company for the nomination of director candidates for election to the Board at the Company’s 2027 Annual Meeting of Stockholders (the “2027 Annual Meeting”) or (ii) January 21, 2027 (such date, the “Termination Date”), it being understood that the Company shall be required to give sufficient advance notice to Bandera in the event the Company determines to advance or delay the 2027 Annual Meeting, so that Bandera will continue to have no less than thirty (30) days to nominate at such meeting.

4.Governing Law. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles.

If the terms of this Agreement are in accordance with your understanding, please sign below, whereupon this Agreement shall constitute a binding agreement among us as of the Effective Date. An executed copy of this Agreement may be transmitted by email and the transmission of a signature by such means constitutes effective delivery.

[signature page follows]

Yours truly,

THE JOINT CORP.

By:	/s/ Matthew E. Rubel
Name:	Matthew E. Rubel
Title:	Lead Director

AGREED and ACCEPTED as of this 5th day of January, 2026.

BANDERA PARTNERS LLC

By:	/s/ Jefferson Gramm
Name:	Jefferson Gramm
Title:	Managing Member

By:	/s/ Jefferson Gramm
Name:	Jefferson Gramm, individually

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